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                                                                    Exhibit 99.1


[LOGO]                                              PRESS RELEASE

COLE NATIONAL                                       For Immediate Release

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5915 Landerbrook Drive                              Listed on New York Exchange
Cleveland, Ohio 44124                               Symbol "CNJ"
(440) 449-4100                                      Contact:  Joseph Gaglioti



        LARRY POLLOCK TO BECOME CHIEF EXECUTIVE OFFICER OF COLE NATIONAL

                            JEFFREY A. COLE TO RETIRE

                 WALTER SALMON TO BECOME NON-EXECUTIVE CHAIRMAN

         CLEVELAND, Ohio, June 4, 2003 -- Cole National Corporation (NYSE: CNJ) today announced that Larry Pollock, the Company's President and Chief Operating Officer, will become President and Chief Executive Officer at the annual meeting of shareholders on June 25, 2003. Mr. Pollock succeeds Jeffrey A. Cole, the Company's Chairman and Chief Executive Officer, who will retire. It is expected that Mr. Cole will continue to serve as a director of the Company, as well as a member of the supervisory board of Pearle Europe, of which Cole National owns approximately 21%. Walter Salmon, an independent director who has served on Cole National's Board of Directors since 1997, will assume the duties of non-executive Chairman of the Board.

         Mr. Salmon commented, "Cole National is in a great position to move forward under Larry Pollock's leadership. Since Larry was brought on as President and COO in January 2000, he has materially improved Cole National's several businesses and significantly strengthened the Company's top management team. Each of the talented individuals Larry has hired has an impressive record of success and complements our other highly capable senior executives. Cole National has an excellent strategic platform for growth and success and, in recent years, has consistently improved its operating performance. Under Larry's leadership, we expect the Company to have a bright future."

         Mr. Pollock said, "Over the last three years, we have implemented a wide array of marketing, merchandising, personnel training and other strategies, all of which were designed to materially improve customer service, making Cole National a better retailer. We have made much progress towards this goal and are determined to continue that progress. I am greatly honored by the confidence the Board of Directors has placed in me, and am very excited about the prospect of working further to help Cole National fulfill its potential.

         "On behalf of the entire Board of Directors, I want to thank Jeffrey Cole for his many contributions to Cole National over the past three decades. Jeff brought immeasurable insight and expertise to his role, and has been a leading force in the Company's growth into one of the world's leading optical companies. I also look forward to working closely with the entire Board, including, of course, Walter Salmon, whose distinguished career and in-depth experience in retailing will help us greatly as we continue to drive the Company forward."
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         "This marks a significant transition point for Cole National
Corporation and reflects a long-term succession plan that our Board worked on over the past year," said Mr. Salmon. "I have known and worked for many years with both Jeffrey Cole and his father, Joe Cole, who founded the Company more than 60 years ago. I am delighted to continue my own service to the Company and to assist Larry Pollock and his fine team as they face the challenges of the future."

         Jeffrey A. Cole said, "Larry Pollock has made a real contribution to Cole National since I asked him to be my partner in running the Company three-and-a-half years ago, and I am pleased to have Larry succeed me as CEO. I strongly believe that for companies to grow and prosper you have to make way for new generations of management. I look forward to continuing to serve the Company in my capacity as a member of the Board of Directors."

         The Company anticipates fulfilling Mr. Cole's employment agreement and retirement and life insurance obligations. The Company estimates that these obligations will require a one-time lump sum cash payment in the range of $11.5 million to $15 million, with an impact on net income in the second quarter of fiscal 2003 in the range of $5 million to $7.5 million. These estimates are forward-looking statements. The actual amount of the obligations and their impact may differ materially at the conclusion of pending negotiations with Mr. Cole.

         Larry Pollock, who has more than 30 years of retail experience, was appointed President, COO and a director of Cole National in January 2000. He was previously President and CEO of HomePlace Stores and President and COO of Zale Corporation. Mr. Pollock is also a director of Borders Group, Inc.

         Walter Salmon is the Stanley Roth Sr. Professor of Retailing, Emeritus at the Harvard University Graduate School of Business Administration, where he has been a member of the faculty since 1956. Mr. Salmon also served as Senior Associate Dean and Director of External Relations from 1989 to 1994. He served as a director of Cole National's predecessor company from 1961 to 1984. He is also a director of The Neiman Marcus Group; PetsMart, Inc.; Party City Stores, Inc.; and Stage Stores, Inc.

ABOUT COLE NATIONAL
Cole National Corporation's vision business, together with Pearle franchisees, has 2,174 locations in the U.S., Canada, Puerto Rico and the Virgin Islands, and includes Cole Managed Vision, one of the largest managed vision care benefit providers with multiple provider panels and nearly 20,000 practitioners. Cole's personalized gift business, Things Remembered, serves customers through 770 locations nationwide, catalogs, and the Internet at www.thingsremembered.com. Cole also has a 21% interest in Pearle Europe, which has 1,157 optical stores in Austria, Belgium, Estonia, Finland, Germany, Italy, the Netherlands, Poland, Portugal, Russia and Sweden.